Filed Pursuant to Rule 424(b)(2)

Registration No. 333-282565

The Bank of Nova Scotia

$1,000,000 Fixed Coupon Trigger Notes

Linked to the Common Stock of SoFi Technologies, Inc. Due January 6, 2027

You will receive on each coupon payment date (the dates specified under “Summary — Coupon Payment Dates”, commencing in October 2025 and ending in January 2027, a coupon of $449.00 for each $10,000 principal amount of your notes (4.49% quarterly, or 17.96% per annum). Other than the coupon payments described in the previous sentence, the amount that you will be paid on your notes at maturity is based on the performance of the common stock of SoFi Technologies, Inc. (the reference asset).

The notes will mature on the maturity date (January 6, 2027). The return on your notes at maturity, in addition to the final coupon, will be based on the final price relative to the initial price. At maturity, in addition to the final coupon, for each $10,000 principal amount of your notes:

●if the final price is equal to or greater than 80.00% of the initial price, you will receive an amount in cash equal to $10,000; or

●if the final price is less than 80.00% of the initial price, you will receive a number of shares of the reference asset (with cash paid in lieu of any fractional share) per note equal to the share delivery amount, which is equal to the quotient of (i) $10,000 divided by (ii) the initial price. The value of the share delivery amount, as of the valuation date (January 4, 2027), will be less than 80.00% of the principal amount of your notes.

If the final price is less than 80.00% of the initial price, the return on your notes is expected to be negative and will be based on the percentage decline in the price of the reference asset from the initial price to the final price. In such circumstances, you will lose all or a substantial portion of your investment. Additionally, any decline in the price of the reference asset from the valuation date to the maturity date will cause the return on your notes to be less than it would have been had we instead paid you an amount in cash equal to the value of the share delivery amount calculated as of the valuation date. For the avoidance of doubt, if the share delivery amount is less than 1.0000, at maturity you will receive an amount in cash per note, if anything, equal to the product of the fractional share and the final price. Any payment or delivery on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-14 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your notes at the time the terms of your notes were set on the trade date was $9,715.00 per $10,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-14 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total[1]
Original Issue Price	100.00%	$1,000,000.00
Underwriting commissions[1]	1.49%	$14,900.00
Proceeds to The Bank of Nova Scotia[1]	98.51%	$985,100.00

1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.

The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.

Pricing Supplement dated July 1, 2025

The Fixed Coupon Trigger Notes Linked to the common stock of SoFi Technologies, Inc. Due January 6, 2027 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.

The notes are derivative products based on the performance of the reference asset. The notes do not constitute a direct investment in the reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of the reference asset including, without limitation, any voting rights or rights to receive dividends or other distributions.

Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the notes from us for distribution to one or more registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” beginning on page P-14.

The economic terms of the notes (including the coupon) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, any underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would initially buy or sell notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) is equal to approximately SCUSA’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $185.00 per $10,000 principal amount).

Prior to October 1, 2025, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to SCUSA’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 30, 2025). On and after October 1, 2025, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes” herein.

We urge you to read the “Additional Risks” beginning on page P-14 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06418VZA5 / US06418VZA50
Type of Notes:	Fixed Coupon Trigger Notes
Reference Asset:	The common stock of SoFi Technologies, Inc. (Bloomberg Ticker: SOFI UW)
Minimum Investment and Denominations:	$10,000 and integral multiples of $10,000 in excess thereof
Principal Amount:

$10,000 per note; $1,000,000 in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	July 1, 2025
Original Issue Date:

July 9, 2025

Delivery of the notes will be made against payment therefor on the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:

January 4, 2027, subject to postponement for non-trading days and certain market disruption events as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement

Maturity Date:

January 6, 2027, subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under “— Coupon Payment Dates” below and “General Terms of the Notes — Market Disruption Events” and “— Maturity Date” in the accompanying product supplement

Coupon:	On each coupon payment date, for each $10,000 principal amount of your notes, we will pay you an amount in cash equal to $449.00 (4.49% quarterly, or 17.96% per annum)

Coupon Payment Dates:

The dates specified in the table below (or, if any such day is not a business day, the next following business day).

Coupon Payment Dates

October 3, 2025

January 6, 2026

April 3, 2026

July 6, 2026

October 5, 2026

January 6, 2027

Principal at Risk:	You may lose all or a substantial portion of your investment at maturity if the final price is less than the trigger price
Purchase at amount other than principal amount:

The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, if you purchased the notes at a premium to the principal amount and the final price is less than the trigger price, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, any return from coupons received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:

As part of the distribution of the notes, SCUSA or one of our other affiliates has agreed to sell the notes to certain unaffiliated securities dealers at the original issue price per note specified on the cover hereof less a concession of 1.49% of the principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth below under “Supplemental Plan of Distribution (Conflicts of Interest)”. We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC (“GS&Co.”), who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.

These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:	The payment at maturity, for each $10,000 principal amount of your notes, in addition to the final coupon paid at maturity, will be based on the performance of the reference asset and will be calculated as follows:

oIf the final price is equal to or greater than the trigger price, we will pay you an amount in cash equal to $10,000; or

oIf the final price is less than the trigger price, we will deliver to you a number of shares of the reference asset equal to the share delivery amount

In this case, the value of the share delivery amount, as of the valuation date, will be less than 80.00% of the principal amount of your notes. If the final price is less than the trigger price, the return on your notes is expected to be negative and will be based on the percentage decline in the price of the reference asset from the initial price to the final price. You will lose all or a substantial portion of your investment.

Additionally, in the event that the final price is less than the trigger price, any decline in the price of the reference asset from the valuation date to the maturity date will cause the return on your notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the share delivery amount calculated as of the valuation date.

Closing Price:

As used herein, the “closing price” of the reference asset on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price) on a per-share basis, on the principal national securities exchange on which the reference asset is listed for trading, or, if the reference asset is not quoted on any national securities exchange, on any other market system or quotation system that is the primary market for the trading of the reference asset.

If the closing price of the reference asset is not available as described above, then the closing price for the reference asset on any day will be the average, as determined by the calculation agent, of the bid prices for the reference asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of our other affiliates.

If the reference asset is delisted or trading of the reference asset is suspended on its primary exchange, and the reference asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then the reference asset will continue to be deemed the reference asset. If the reference asset is delisted or trading of the reference asset is suspended on its primary exchange, and the reference asset is not immediately re-listed or approved for trading on a successor exchange, then the closing price for the reference asset with respect to the valuation date will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result and, to the extent any share delivery amount is owed, we will instead pay an amount in cash equal to the value thereof, as determined by the calculation agent.

Similarly, if the issuer of the reference asset (the “reference asset issuer”) or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates, then the closing price for the reference asset with respect to the valuation date will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result and, to the extent any share delivery amount is owed, we will instead pay an amount in cash equal to the value thereof, as determined by the calculation agent.

In certain special circumstances, the closing price will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Market Disruption Events” in

the accompanying product supplement.

For purposes of the notes, the sections “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility”, “— Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “— Anti-Dilution Adjustments Relating to a Reference Equity — Issuer Merger Events” in the accompanying product supplement shall be deemed to be deleted.

Initial Price:	$17.64, which was the closing price of the reference asset on the trade date
Final Price:	The closing price of the reference asset on the valuation date
Trigger Price:

80.00% of the initial price, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein.

Share Delivery Amount (per note):

A number of shares of the reference asset equal to the quotient of (i) $10,000 divided by (ii) the initial price, rounded to the nearest ten thousandth of one share.

Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final price. For the avoidance of doubt, if the share delivery amount is less than 1.0000, at maturity you will receive an amount in cash per note, if anything, equal to the product of the share delivery amount and the final price.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:

The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Additional Amounts” and “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:	A day on which the principal trading market for the reference asset is scheduled to be open for trading
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement

Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act

Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment or delivery on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts or shares owed to you under the notes and you could lose up to your entire investment.

Additional Terms Of Your notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Investor Suitability

The notes may be suitable for you if:

●You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk that you may lose all or a substantial portion of your investment

●You are willing to make an investment that, if the final price is less than the trigger price, has the same downside risk as that of an investment in the reference asset

●You can tolerate receiving the share delivery amount at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in the loss of all or a substantial portion of your investment

●You believe the final price will be equal to or greater than the trigger price on the valuation date

●You understand and accept that you will not participate in any appreciation of the price of the reference asset and that your potential return is limited to the coupons specified herein

●You are willing to invest in the notes based on the coupon and trigger price specified on the cover hereof

●You are willing to hold the notes to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the notes

●You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset

●You understand and accept that you will not be entitled to receive any dividends or distributions that may be paid to holders of the reference asset, nor will you have any voting rights with respect to the reference asset issuer

●You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk that you may lose all or a substantial portion of your investment

●You require an investment designed to guarantee a full return of principal at maturity

●You cannot tolerate a loss of all or a substantial portion of your investment

●You cannot tolerate receiving the share delivery amount at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in the loss of all or a substantial portion of your investment

●You are not willing to make an investment that, if the final price is less than the trigger price, has the same downside risk as that of an investment in the reference asset

●You believe the final price will be less than the trigger price

●You seek an investment that participates in the full appreciation of the price of the reference asset or that has unlimited return potential

●You are unwilling to invest in the notes based on the coupon or trigger price specified on the cover hereof

●You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset

●You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the reference asset

●You are unwilling to hold the notes to maturity, a term of approximately 18 months, or you seek an investment for which there will be a secondary market

●You are not willing to assume the credit risk of the Bank for all payments under the notes

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the notes.

Hypothetical EXAMPLES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final prices of the reference asset on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final prices that are entirely hypothetical; the prices of the reference asset on any day throughout the term of the notes, including the final price on the valuation date, cannot be predicted. The reference asset has been highly volatile in the past, meaning that the price of the reference asset has changed considerably in relatively short periods, and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference asset and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes” herein. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$10,000
Trigger price	80.00% of the initial price
Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date
No change in or affecting the reference asset The effect of the coupons has been excluded
Notes purchased on the original issue date at the principal amount and held to the maturity date.

The actual performance of the reference asset over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of the reference asset shown elsewhere in this pricing supplement. For information about the historical prices of the reference asset, see “Information Regarding the Reference Asset” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset.

The prices in the left column of the table below represent hypothetical final prices and are expressed as percentages of the initial price. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final price, and are expressed as percentages of the principal amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the payment that we would pay for each $10,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final price and the assumptions noted above, and calculated as of the valuation date.

Hypothetical Final Price (as Percentage of Initial Price)	Hypothetical Payment at Maturity* (as Percentage of Principal Amount)
150.000%	100.000%
140.000%	100.000%
130.000%	100.000%
120.000%	100.000%
110.000%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	100.000%
79.999%	79.999%**
70.000%	70.000%**
60.000%	60.000%**
50.000%	50.000%**
25.000%	25.000%**
0.000%	0.000%**

* Does not include the final coupon

** Represents the value of the share delivery amount, calculated as of the valuation date. In the event that the final price is less than the trigger price, any decline in the price of the reference asset from the valuation date to the maturity date will cause your return on the notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the share delivery amount, calculated as of the valuation date.

If, for example, the final price were determined to be 25.000% of the initial price, the value of the share delivery amount as of the valuation date would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final price were determined to be 150.000% of the initial price, the payment at maturity that we would pay on your notes (in addition to the final coupon with respect to the maturity date) would be limited to 100.000% of each $10,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to maturity, you would not benefit from any increase in the final price from the initial price.

Any payment or delivery on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts or shares owed to you under the notes and you could lose up to your entire investment.

The payments at maturity shown above are entirely hypothetical; they are based on hypothetical prices of the reference asset that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of the reference asset and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive at maturity, and the rate of return on the notes, will depend on the actual final price, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, any amount of cash to be paid in respect of your notes on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.

Risks Relating to Return Characteristics

Risk of loss at maturity

You may lose all or a substantial portion of your investment in the notes. If the final price is less than the trigger price, BNS will deliver to you at maturity a number of shares of the reference asset (with cash paid in lieu of any fractional share) per note equal to the share delivery amount, the value of which, as of the valuation date, will be less than 80.00% of the principal amount of your notes.

If you receive the share delivery amount, you are expected to suffer a loss on your investment based on the percentage decline in the price of the reference asset from the initial price to the final price. Additionally, in the event that the final price is less than the trigger price, any decline in the price of the reference asset from the valuation date to the maturity date will cause your return on the notes to be less than the return you would have received had BNS instead paid you an amount in cash equal to the value of the share delivery amount calculated as of the valuation date.

The return on your notes may change significantly despite only a small change in the price of the reference asset

If the final price is less than the trigger price, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final price to the trigger price will not result in a loss of principal on the notes, a decrease in the final price to less than the trigger price will result in a loss of a significant portion of the principal amount of the notes despite only a small incremental change in the price of the reference asset.

The potential positive return on the notes is limited to the coupons paid on the notes, regardless of any appreciation in the price of the reference asset

The potential positive return on the notes is limited to the coupons paid, meaning any positive return on the notes will be composed solely by the sum of coupons paid over the term of the notes, regardless of any appreciation in the price of the reference asset. If the appreciation in the price of the reference asset exceeds the sum of coupons actually paid on the notes, the return on the notes will be less than the return on a direct investment in the reference asset or in a security directly linked to the positive performance of the reference asset.

The coupon will reflect, in part, the volatility of the reference asset and may not be sufficient to compensate you for the risk of loss at maturity

Generally, a higher volatility of the reference asset results in a greater likelihood that the closing price of the reference asset could be less than the trigger price on the valuation date. Volatility means the magnitude and frequency of changes in the price of the reference asset. This greater risk will generally be reflected in a higher coupon for the notes than the interest rate payable on our conventional debt securities with a comparable term and a lower trigger price relative to those of otherwise comparable securities. However, while each of the coupon and the trigger price is set on the trade date, the reference asset’s volatility can change significantly over the term of the notes, and may increase. The price of the reference asset could fall sharply on the valuation date, resulting in the loss of a substantial portion or all of your investment.

The notes differ from conventional debt instruments

The notes are not conventional notes or debt instruments. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

The contingent repayment of principal applies only on the maturity date

You should be willing to hold your notes to the maturity date. If you are able to sell your notes prior to the maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the payment at maturity and any return on the notes may be less than such payment, even if the amount you receive is greater than the principal amount. You can receive the full benefit of the payment at maturity only if you hold your notes to the maturity date and the closing price of the reference asset on the valuation date is equal to or greater than the trigger price.

Additionally, if you are able to sell your notes prior to the maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the reference asset at such time is equal to or greater than the trigger price.

The payment at maturity on the notes is not linked to the closing price of the reference asset at any time other than on the valuation date (except in the case of tax redemptions)

The payment at maturity will be based on the final price, which will be the closing price of the reference asset on the valuation date. Therefore, for example, if the price of the reference asset dropped precipitously on the valuation date, your return on the notes may be significantly less than it would otherwise have been had it been linked to the price of the reference asset prior to such drop. Although the actual closing prices of the reference asset at other times during the term of the notes may be higher than the closing price of the reference asset on valuation date, you will not benefit from the closing price of the reference asset at any time other than on the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).

Holding the notes is not the same as holding shares of the reference asset

Holding the notes is not the same as holding shares of the reference asset. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the reference asset would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned shares of the reference asset. For instance, your potential positive return on the notes is limited to the coupons paid, meaning any positive return on the notes will be composed solely of coupons paid over the term of the notes, and you will not participate in any appreciation of the reference asset.

The return on your notes will not reflect any dividends paid on the reference asset

The return on your notes will not reflect the return you would realize if you actually owned the reference asset and received the distributions paid on the shares of the reference asset. You will not receive any dividends that may be paid on shares of the reference asset. See “— Holding the notes is not the same as holding shares of the reference asset” above for additional information.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected

Neither the payment of any coupon nor the payment at maturity will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount.

In addition, the impact of the payment of coupons and the trigger price on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount and the final price of the reference asset is less than the trigger price, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount or at a discount to the principal amount. Similarly, any return from coupons received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment.

Risks Relating to Characteristics of the Reference Asset

The notes are subject to single stock risk

The return on the notes is directly linked to the performance of the reference asset and whether the final price is equal to or greater than the trigger price. The price of the reference asset can rise or fall sharply due to factors specific to the reference asset and the reference asset issuer, as well as general market factors, such as general market volatility and prices, interest rates and economic, political and other conditions. You, as an investor in the notes, should make your own investigation into the reference asset and the reference asset issuer. For additional information, see “Information Regarding the Reference Asset” herein. We urge you to review financial and other information filed periodically by the reference asset issuer with the SEC.

There is no assurance that the investment view implicit in the notes will be successful

It is impossible to predict with certainty whether and the extent to which the price of the reference asset will rise or fall. There can be no assurance that the final price will be equal to or greater than the trigger price on the valuation date. The price of the reference asset may be influenced by complex and interrelated political, economic, financial and other factors that affect the price of the reference asset. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset in particular and the risk of losing some or all of your investment in the notes.

Furthermore, we cannot give you any assurance that the future performance of the reference asset will result in your receiving an amount equal to or greater than the principal amount of your notes. Certain periods of historical performance of the reference asset would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the reference asset.

There is limited trading history for the reference asset

The reference asset has limited historical performance. Because the reference asset has a limited trading history, you will have less information on which you may base your investment decision than would have been the case had the notes been linked to a reference asset with a more established record of performance. For additional information about the reference asset, see the section “Information Regarding the Reference Asset” herein. Past performance of the reference asset should not be considered indicative of future performance.

Investors should investigate the reference asset as if making a direct investment in the reference asset

Investors should conduct their own diligence of the reference asset as an investor would if it were making a direct investment in the reference asset. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset issuer. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the reference asset or the reference asset issuer could affect any payment or delivery at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference asset.

There is no assurance as to the performance of the reference asset; past performance of the reference asset should not be taken as an indication of the future performance of the reference asset

The notes are linked directly to the price of the reference asset, which is speculative and involves a high degree of risk. None of the Bank, the calculation agent, SCUSA or any other affiliate of the Bank gives any assurance as to the performance of the reference asset. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by the reference asset issuer to invest in securities linked to the performance of the reference asset. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference asset should not be taken as a guarantee or assurance of the future performance of the reference asset, and it is impossible to predict whether the price of the reference asset will rise or fall during the term of the notes.

The Bank cannot control actions by the reference asset issuer and the reference asset issuer has no obligation to consider your interests

The Bank and its affiliates are not affiliated with the reference asset issuer and have no ability to control or predict its actions, including any public disclosure regarding itself or the reference asset. The reference asset issuer is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes

The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower.

Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the notes and SCUSA’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including SCUSA’s) estimates

The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models when the terms of the notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

If the price of the reference asset changes, the market value of your notes may not change in the same manner

Your notes may trade quite differently from the performance of the reference asset. Changes in the price of the reference asset may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes

SCUSA’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which SCUSA would initially buy or sell your notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your notes at the time of pricing. As agreed by SCUSA and the distribution participants, this excess (i.e., the additional amount described under “Additional Information

Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that SCUSA makes a market in the notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your notes at any price and, in this regard, SCUSA is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.

The market value of the notes may be influenced by many unpredictable factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●the price of the reference asset;

●the volatility – i.e., the frequency and magnitude of changes – in the closing price of the reference asset;

●the dividend rate of the reference asset;

●economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the closing price of the reference asset;

●interest rate and yield rates in the market;

●the time remaining until your notes mature; and

●our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference asset based on its historical performance.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the reference asset over the full term of the notes, (ii) volatility of the price of the reference asset and the market’s perception of future volatility of the price of the reference asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive. Depending on the actual or anticipated price of the reference asset and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

See “— The market value of the notes may be influenced by many unpredictable factors” herein.

The notes lack liquidity

The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the notes from you. If at any time SCUSA does not make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes

The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the notes by purchasing shares of the reference asset and/or options or futures or other instruments linked to the reference asset. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference asset, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to changes in the price of the reference asset. Any of these hedging activities may adversely affect the price of the reference asset and therefore the market value of the notes and the amount you will receive on the notes. Furthermore, if the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to any compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, SCUSA or any of our other affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. None of the Bank, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and the Bank, SCUSA or any of our other affiliates may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.

The Bank, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the reference asset issuer and the market activities by the Bank, SCUSA or our other affiliates for our own account or for our clients could negatively impact investors in the notes

We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the reference asset issuer, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the reference asset and the market for your notes, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.

You should expect that we, SCUSA and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

Other investors in the notes may not have the same interests as you

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or our other affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference asset.

There is no affiliation between the reference asset issuer and us or SCUSA

The Bank, SCUSA and our other affiliates may currently, or from time to time in the future, engage in business with the reference asset issuer. None of the Bank, SCUSA or any of our other affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset issuer. You should make your own investigation into the reference asset and the reference asset issuer. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the reference asset issuer.

There are potential conflicts of interest between you and the calculation agent

Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the reference asset and the value of, and amount payable on, the notes.

The calculation agent can postpone the valuation date for the notes if a non-trading day or a market disruption event with respect to the reference asset occurs

If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, that day is not a trading day with respect to the reference asset, the valuation date will be the next following trading day. In addition, if the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to the reference asset has occurred or is continuing for the reference asset, the valuation date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date is postponed to the last possible day due to a market disruption event, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date, and the calculation agent will determine the final price that must be used to determine the payment at maturity. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity

For anti-dilution and reorganization events affecting the reference asset, the calculation agent may make adjustments to the initial price and/or the final price, as applicable, share delivery amount and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the reference asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of, and return on, the notes may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and return on, the notes, if any. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein.

If the reference asset is delisted or trading of the reference asset is suspended on the primary exchange for the reference asset, and the reference asset is not immediately re-listed or approved for trading on a successor exchange, the final price may be determined by the calculation agent and, to the extent any share delivery amount is owed, we will instead pay an amount in cash equal to the value thereof, as determined by the calculation agent. See “Summary — Closing Price” herein.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment or delivery to be made on the notes, including the payment of coupons or the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

General Risk Factors

We may sell an additional aggregate principal amount of the notes at a different issue price

We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Information Regarding the Reference Asset

The reference asset is registered with the SEC. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.

We have derived all information contained herein regarding the reference asset from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information regarding the reference asset. The closing prices for the reference asset may be adjusted by Bloomberg Professional® (“Bloomberg”). for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

SoFi Technologies, Inc.

According to publicly available information, SoFi Technologies, Inc. (“SoFi”) is a financial technology company that operates a financial services platform for borrowing, saving, spending, and investing. Information filed by SoFi with the SEC can be located by reference to its SEC file number: 001-39606, or its CIK Code: 0001818874. SoFi’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “SOFI”.

Historical Information

We obtained the information regarding the historical performance of the reference asset in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the reference asset from June 1, 2021 through July 1, 2025. The closing price of the reference asset on July 1, 2025 was $17.64.

Past performance of the reference asset is not indicative of the future performance of the reference asset. No assurance can be given as to the final price of the reference asset, and we cannot give you any assurance that the performance of the reference asset will result in a positive return on your investment.

Historical Performance of the Common Stock of SoFi Technologies, Inc.

Supplemental Plan of Distribution (Conflicts of Interest)

SCUSA, our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to certain unaffiliated securities dealers at the original issue price specified on the cover hereof less a concession of 1.49% of the principal amount.

In addition, SCUSA and our other affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.

The price at which you purchase the notes includes costs that the Bank, SCUSA or our other affiliates expect to incur and profits that the Bank, SCUSA and our other affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co., who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement for a discussion of the material Canadian income tax consequences of an investment in the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each note as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “debt component”); and (2) a put option contract in respect of the reference asset (the “put option component”). In accordance with this treatment, you agree to treat each coupon as consisting of (1) interest on the debt component and (2) put option premium on the put option component as follows:

Per Annum Coupon Rate	Interest on Debt Component	Put Option Component
17.96% per annum	5.82%	12.14%

We intend to treat the debt component as having a term greater than one year, so that interest payments in respect of the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.

Put option premium payments in respect of the put option component would generally not be taxed until a sale or maturity of the notes. At maturity, such payments would be taxed as a short-term capital gain.

If you receive on the maturity date an amount in cash equal to the principal amount (other than any cash interest payment in respect of the debt component, which would be includable in income by you in the manner described above), you generally should not recognize gain or loss with respect to the debt component, and you generally should recognize the total put option premium received as short-term capital gain on the maturity date.

Upon the taxable disposition of the notes for cash (including cash settlement for an amount that is less than the principal amount, other than any cash interest payment in respect of the debt component, which would be includible in income by you in the manner described above), you should allocate the cash received between the debt component and the put option component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the debt component in an amount equal to the difference between the amount of the proceeds allocable to the debt component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the debt component (which generally will equal your purchase price for the note). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the debt component for more than one year at the time of such taxable disposition. If the put option component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the put option component plus any previously received put option premium. If the put option component has a negative value on the date of such taxable disposition, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the put option component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the put option component. The amount of the deemed payment will be added to the price allocated to the debt component in determining the gain or loss in respect of the debt component. The deductibility of capital losses by U.S. holders is subject to limitations.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the reference asset that you may receive at maturity in connection with your investment in the notes. If your notes are physically settled at maturity by delivery to you of shares of the reference asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the reference asset. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the reference asset received at maturity.

If the notes are physically settled, you should generally not recognize gain or loss with respect to the shares of the reference asset received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the reference asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the notes and should have a holding period in the shares of the reference asset beginning on the day after receipt of the share delivery amount. With respect to any cash received in lieu of a fractional share of the reference asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the share delivery amount is treated as a taxable settlement of the notes followed by a purchase of the shares of the reference asset pursuant to the original terms of the notes. If the receipt of the share delivery amount is so treated, (i) you should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the amount you paid for your notes, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.

Possible Changes in Law. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are considering the appropriate tax treatment of holders of certain types of structured notes, including the notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the put option component to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

If the notes are physically settled by delivery to you of a number of shares of the reference asset equal to the share delivery amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of the shares of the reference asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the reference asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.

Section 897. We will not attempt to ascertain whether the reference asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the reference asset issuer and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the reference asset issuer as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to the reference asset, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the reference asset or the notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference asset or the notes. If you enter, or have entered, into other transactions in respect of the reference asset or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences, and any shares of the reference asset received, arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on October 9, 2024.